Exhibit 99.1
April 28, 2022
Fellow Shareholders,
Our first quarter performance was solid, with Platform revenue up 39% year-over-year, benefitting from higher content distribution and advertising revenue. In particular, The Roku Channel’s expanding Active Account reach and Streaming Hour engagement have significantly increased the advertising opportunities available on our platform. As a leader in TV streaming with an established track record of innovation, we plan to continue to invest in the large opportunities ahead as consumers, content owners, and advertisers continue to shift to TV streaming.
Q1 2022 Key Results
•Total net revenue grew 28% year-over-year (YoY) to $734 million
•Platform revenue increased 39% YoY to $647 million
•Gross profit was up 12% YoY to $365 million
•Roku added 1.1 million incremental Active Accounts in Q1 2022 to reach 61.3 million
•Streaming Hours increased by 1.4 billion hours over last quarter to 20.9 billion
•Average Revenue Per User (ARPU) grew to $42.91 (trailing 12-month basis), up 34% YoY
•The Roku Channel was a top 5 channel on the Roku platform in the U.S. by reach and engagement

Key Operating Metrics	Q1 21	Q2 21	Q3 21	Q4 21	Q1 22	YoY %
Active Accounts (millions)	53.6	55.1	56.4	60.1	61.3	14%
Streaming Hours (billions)	18.3	17.4	18.0	19.5	20.9	14%
ARPU ($)	$32.14	$36.46	$40.10	$41.03	$42.91	34%

Summary Financials ($ in millions)	Q1 21	Q2 21	Q3 21	Q4 21	Q4 21	YoY %
Platform revenue	$466.5	$532.3	$582.5	$703.6	$646.9	39%
Player revenue	107.7	112.8	97.4	161.7	86.8	(19)%
Total net revenue	574.2	645.1	680.0	865.3	733.7	28%
Platform gross profit	311.9	345.0	378.5	425.6	379.9	22%
Player gross profit (loss)	14.8	(6.7)	(14.6)	(45.9)	(15.1)	nm
Total gross profit	326.8	338.3	363.9	379.6	364.8	12%
Platform gross margin %	66.9%	64.8%	65.0%	60.5%	58.7%	(8.1)pts
Player gross margin %	13.8%	(5.9)%	(15.0)%	(28.4)%	(17.4)%	(31.2)pts
Total gross margin %	56.9%	52.4%	53.5%	43.9%	49.7%	(7.2)pts
Research and development	101.6	113.3	120.3	126.4	164.0	61%
Sales and marketing	88.9	93.7	109.7	163.4	146.5	65%
General and administrative	60.5	62.2	65.1	68.5	77.8	29%
Total operating expenses	251.0	269.2	295.1	358.3	388.3	55%
Income (loss) from operations	75.8	69.1	68.8	21.4	(23.5)	(131)%
Adjusted EBITDA [1]	125.9	122.4	130.1	86.7	57.6	(54)%
Adjusted EBITDA margin %	21.9%	19.0%	19.1%	10.0%	7.8%	(14.1)pts

Outlook ($ in millions)	Q2 2022E
Total net revenue	$805
Total gross profit	$395
Net income (loss)	$(109)
Adjusted EBITDA [2]	$—

[1] Refer to the reconciliation of net income to adjusted EBITDA in the non-GAAP information in an appendix to this letter.
2 Q2 2022E reconciling items between net income (loss) and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $100 million, depreciation and amortization and other net adjustments of approximately $9 million.

Roku Q1 2022 Shareholder Letter

Build Scale: Account Acquisition
In Q1, we added 1.1 million incremental Active Accounts to reach 61.3 million. As expected, year-over-year Active Account net adds moderated given the end of government stimulus payments that served to temporarily drive discretionary consumer spend in Q1 2021. Additionally, ongoing supply chain disruptions contributed to increased U.S. TV prices in Q1 2022, resulting in industry-wide TV unit sales that were below 2019 (pre-COVID) levels. Our streaming player unit sales remained above 2019 (pre-COVID) levels but were down 12% year-over-year. Importantly, our strong and growing ARPU has allowed us to strategically prioritize account acquisition and insulate consumers from rising material and shipping costs in our player business.
Despite these challenges, in Q1, the Roku operating system (Roku OS) remained the No. 1 selling TV OS in the U.S. and gained market share sequentially. In Mexico, our TV brand partners’ lineup of Roku TV models expanded with the first 8K Roku TV available in that country. The Roku OS was the No. 2 selling TV OS (and the No. 1 licensed OS) in Mexico, where nearly 1 in 5 smart TVs sold were a Roku TV model.
Both existing and new Roku customers purchase our streaming players to easily and affordably turn old and new TVs into an outstanding streaming experience. Consumer Reports named the Roku® Streaming Stick® 4K the ‘Best 4K Streaming Media Device of 2022’ and the Roku Streambar® Pro one of the ‘Best Soundbars Under $200.’ Similarly, CNET recognized the Roku Streambar, and Yahoo and Rolling Stone recognized the Roku Streambar Pro, as best-in-class audio devices.
The Roku OS powers our streaming players and Roku TV models and is the foundation of our platform. The Roku OS is purpose built for TV, and we continue to innovate to create an unparalleled streaming experience. This Spring, we released Roku OS 11 with a focus on user personalization. With Roku Photo Streams, our users can share their photos with friends and family through their Roku devices, turning their TV screen saver into a digital photo frame. We also created a new destination on the Home Screen Menu called ‘What to Watch,’ a personalized recommendation of movie and TV titles based on user interactions, popular and trending shows, recently added content, and more. Users trust Roku to provide recommendations on what to watch across services platform-wide, enhancing the value of our platform to viewers and streaming services and driving increased engagement.

Roku TV
12:00 pm | Options *
What to Watch
Live TV
Search
Movie Store
TV Store
Streaming Channels
My Feed
Settings
TV, Movies & More
Free and From Your Subscriptions
YELLOWSTONE
BEL
Continue Watching on The Roku Channel
ARReSTeD
Roku Original
DOOMLANDS
OASIS
AL
Roku TV

‘What to Watch’ is a new Home Screen Menu destination providing recommended movie and TV titles.

Roku Q1 2022 Shareholder Letter

Drive Engagement: Content
We are the No. 1 TV streaming platform by hours streamed in the U.S., Canada, and Mexico (Oct 2021, Hypothesis Group). Globally, our users streamed 20.9 billion hours in Q1, up 1.4 billion hours sequentially. As successful as we have been to date in growing user engagement, we believe there is still significant room to grow this engagement. Our Streaming Hours per Active Account per day was 3.8 hours globally in Q1 vs. the average U.S. household, which consumes approximately 8 hours of TV per day (Nielsen).
Content Distribution
For the first time, TV streaming devices surpassed legacy pay TV devices (Set-Top-Box and DVR) in weekly reach in the U.S., with 65% of adults aged 18-49 streaming TV vs. 63% watching legacy pay TV in March (Nielsen). With the availability of live programming such as sports and events growing on TV streaming, the last foothold of legacy pay TV is eroding in the U.S. For example, during the recent college basketball tournament, reach on the Roku platform for the men’s semi-final games was up 32% year-over-year, while reach on legacy pay TV decreased 10% year-over-year. Similarly, for the 64th Annual Grammy Awards, reach on the Roku platform doubled year over year, while reach on legacy pay TV decreased 3% year-over-year.1
Consumers have more viewing options than ever, and our marketing and subscription tools help content partners attract and retain viewers. Features such as Roku Pay, our integrated billing solution, provide value to both content partners and audiences: driving acquisition and retention for our partners, while simplifying subscription signup and management for consumers.
1 Streaming reach for the men’s semi-final games and the Grammys is based off of streaming channels that carry CBS content, excluding vMVPDs where viewers may have been watching other programming. Legacy pay TV reach is based off of projections of internal Roku ACR data.

Roku Q1 2022 Shareholder Letter

Roku | Home
1:38 pm | Options *
Netflix
1 of 24 Items
NETFLIX
prime video
HBOmax
hulu
Roku Channel
KIDS AND family
on
The Roku Channel
Disney+
tv
ESPN
pandora
Disney · PIXAR
TURNING RED
Disney+
Stream Now
© 2022 Disney/Pixar. Subscription required.
Roku TV

Disney+ executed a sponsored home screen takeover and leveraged Roku Pay tools to promote Turning Red and drive signups of their streaming app.
The Roku Channel
In Q1, The Roku Channel was a top 5 channel on our platform in the U.S. by Active Account reach and, for the first time, by Streaming Hour engagement. The growing scale of The Roku Channel enables us to continue to uplevel the quality and diversity of our content portfolio, reinforcing the flywheel in which more content grows engagement, more engagement drives ad revenue, and more ad revenue drives more content.
We recently reached a licensing agreement with A+E Networks, expanding the content on The Roku Channel, and we also closed an output deal with film and television studio Lionsgate for upcoming theatrical releases through 2024. We launched discovery+ via Premium Subscriptions on The Roku Channel, bringing over 70,000 episodes of current and classic shows to our viewers. In addition to licensed and premium content, Roku Originals offer compelling, exclusive value to both viewers and advertisers. On May 3, we will present new content and our innovative ad product offerings to advertisers at Roku’s first in-person Upfront event. New titles will include: “Honest Renovations,” a home renovation series hosted by Jessica Alba and Lizzy Mathis; “To Paris for Love: A Rom Com” produced in partnership with Reese Witherspoon’s Hello Sunshine and Zoë Saldaña’s Cinestar Pictures; and “WEIRD: The ‘Weird Al’ Yankovic Story,” starring Daniel Radcliffe as the iconic parody recording artist.
The Roku Channel is a core strategic asset that simultaneously benefits viewers, content partners, and advertisers, while generating increasing platform revenue. For viewers, The Roku Channel is a compelling destination for a diverse selection of free and paid entertainment, providing content through linear channels and on demand offerings. For content owners, The Roku Channel provides a variety of options to distribute and monetize content through both licensing agreements and Premium Subscriptions. And for both content owners and advertisers, The Roku Channel delivers a large and engaged audience at scale that we believe will continue to grow. Owning and operating both The Roku Channel and the platform creates unique value, making us a leader in free content, providing a large source of ad inventory, and positioning us to be a valuable partner to content owners.

Roku Q1 2022 Shareholder Letter

Monetize: Ad Innovation
Marketers are following viewers to TV streaming. In Q1 the top 10 broadcast TV advertisers increased spend on Roku nearly 80% year-over-year, while spending 7% less on legacy pay TV. This shift is being driven by our significant scale of more than 60 million Active Accounts, our first party data, and our integrated ad platform. Advertisers who partner with us are coming back and spending more: In Q1 we retained 96% of advertisers that spent $1M+ (calculated year-over-year on a trailing 4 quarter basis), and average spend among returning advertisers increased more than 50% year-over-year.2 Advertisers are also increasingly leveraging OneView®, our ad platform built for TV streaming, and our first party data for campaigns both on and off the Roku platform. The gap between ad dollars and viewership is starting to close, and eventually all TV advertising will be streamed.
Client Spotlight
Neutrogena, a Johnson & Johnson skincare brand, leveraged our shopper data program to reach consumers that are no longer on legacy pay TV and to measure the impact on sales. The advanced targeting and measurement that only Roku can provide in TV streaming resulted in Roku users who saw the ad campaigns spending 4.2x more on Neutrogena towelettes than the average Kroger household.3
Innovative Ad Products Built for TV Streaming
Just as ads evolved decades ago when TV replaced radio as the primary entertainment medium, ads on TV streaming offer new and more performant opportunities than legacy pay TV. Roku is delivering innovative new ad products that are built for TV streaming. We have a consistent track record of delivering industry-leading ad products with superior targeting, measurement, and optimization:
Continuing our ongoing ad innovation, this month we launched our end-to-end dynamic linear ad (DLA) beta program with AMC Networks, Crown Media, Paramount, and Discovery. DLA enables the real-time replacement of broadcast linear TV ads with targeted ads, effectively bringing the same precision, optimization and measurement of our TV streaming advertising products to linear broadcasts. We also recently launched Roku’s Advertising Watermark, an industry-first capability which enables publishers, advertisers, and
2 Advertising metrics exclude political advertising.
3 8% household uplift and 5.5% sales uplift on exposed vs. control; video campaign flight dates: June-August 2021; Roku+Kroger Precision Marketing Neutrogena 2021.

Roku Q1 2022 Shareholder Letter

technology providers to validate the authenticity of videos ads on the Roku platform. As advertisers continue to follow viewers to TV streaming, our ongoing ad innovation will continue to differentiate us as a TV streaming leader and attract content provider and advertiser participation in the platform.
Outlook
We have delivered solid performance in a challenging operating environment and expect that we will continue to navigate through macro headwinds, including inflationary pressures, geopolitical conflict, and supply chain disruptions. In the near term, we expect these disruptions will continue to pressure our player gross margin and industry-wide TV unit sales, and have the potential to reduce or delay ad spend in certain verticals. We believe that these near-term headwinds are dwarfed by the long-term opportunities in the secular shift to TV streaming and TV OS consolidation. We believe the enormous value we deliver to consumers, content owners, and advertisers will continue to drive our growth both in Q2 and for the full year.
Our Q2 outlook is for total net revenue to increase approximately 25% year-over-year to $805 million. We anticipate total gross profit of roughly $395 million, and breakeven adjusted EBITDA. For the full year, we continue to expect total net revenue growth to be 35% year-over-year.
Conclusion
The secular shift to TV streaming continues, and we are investing in the significant opportunity ahead of us. Our unique assets, including the Roku OS, Roku TV, The Roku Channel, and our sophisticated ad platform continue to position us to extend our leadership in the years ahead. We remain excited about executing against this opportunity as more content, viewers, and advertisers move to TV streaming.
Thank you for your support and Happy Streaming™!
Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q1 2022 Shareholder Letter

Conference Call Webcast – 2 p.m. PT April 28, 2022
The Company will host a webcast of its conference call to discuss Q1 2022 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on April 28, 2022. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at ir.roku.com after the call.

About Roku, Inc.
Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV models are available in the U.S. and in select countries through licensing arrangements with TV brands. Roku is headquartered in San Jose, Calif. U.S.A.
Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku, Inc. and its affiliates. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kim Sampson ksampson@roku.com

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements
This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to the shift of TV and TV advertising to streaming and our leadership position in that shift; market conditions affecting player costs; the benefits, features and availability of our streaming players, our audio devices and our partners’ Roku TV models; our room for growth in engagement; availability of live programming on streaming; our ability to help content partners attract and retain viewers; our flywheel of content, engagement, and revenue; our international expansion; supply chain disruptions; the strength, features and value of the Roku OS; our ability to innovate; advertising opportunities on our platform; The Roku Channel’s expanding reach, engagement and content offering; the growth and monetization of and investment in The Roku Channel; our in-person Upfront event; the benefits of The Roku Channel to viewers, content partners and advertisers; the benefits of our integrated ad platform; the benefits of our end-to-end dynamic linear ad beta program; player gross margin; our ability to navigate through macro headwinds; pressure on industry-wide TV unit sales and ad spend; TV OS consolidation; our financial outlook for the second quarter of 2022 and full year 2022 as well as our qualitative color on our business in 2022 and beyond; our investments; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Additional information also will be available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. All information provided in this shareholder letter and in the tables attached hereto is as of April 28, 2022, and we undertake no duty to update this information unless required by law.

Roku Q1 2022 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net Revenue:
Platform	$646,904	$466,526
Player	86,795	107,657
Total net revenue	733,699	574,183
Cost of Revenue:
Platform (1)	266,985	154,590
Player (1)	101,907	92,822
Total cost of revenue	368,892	247,412
Gross Profit (Loss):
Platform	379,919	311,936
Player	(15,112)	14,835
Total gross profit	364,807	326,771
Operating Expenses:
Research and development (1)	163,998	101,581
Sales and marketing (1)	146,522	88,873
General and administrative (1)	77,777	60,511
Total operating expenses	388,297	250,965
Income (Loss) from Operations	(23,490)	75,806
Other Income (Expense), Net:
Interest expense	(1,057)	(742)
Other income (expense), net	409	441
Total other income (expense), net	(648)	(301)
Income (Loss) Before Income Taxes	(24,138)	75,505
Income tax expense (benefit)	2,168	(791)
Net Income (Loss)	$(26,306)	$76,296

Net income (loss) per share — basic	$(0.19)	$0.59
Net income (loss) per share — diluted	$(0.19)	$0.54

Weighted-average common shares outstanding — basic	135,539	129,674
Weighted-average common shares outstanding — diluted	135,539	140,328

(1) Stock-based compensation was allocated as follows:

Cost of revenue, platform	$569	$198
Cost of revenue, player	236	415
Research and development	28,390	16,554
Sales and marketing	23,911	13,363
General and administrative	16,474	10,007
Total stock-based compensation	$69,580	$40,537

Roku Q1 2022 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
(unaudited)

	As of
	March 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$2,235,092	$2,146,043
Accounts receivable, net of allowances of $35,338 and $56,827 as of	675,705	752,393
March 31, 2022 and December 31, 2021, respectively
Inventories	72,863	50,276
Prepaid expenses and other current assets	119,127	105,795
Total current assets	3,102,787	3,054,507
Property and equipment, net	186,308	177,567
Operating lease right-of-use assets	401,154	345,660
Intangible assets, net	79,659	84,126
Goodwill	161,519	161,519
Other non-current assets	294,821	258,766
Total Assets	$4,226,248	$4,082,145
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$137,550	$124,921
Accrued liabilities	574,848	549,055
Current portion of long-term debt	88,648	9,883
Deferred revenue, current portion	54,408	45,760
Total current liabilities	855,454	729,619
Long-term debt, non-current portion	—	79,985
Deferred revenue, non-current portion	25,647	28,726
Operating lease liability, non-current portion	444,115	394,724
Other long-term liabilities	87,867	82,485
Total Liabilities	1,413,083	1,315,539
Stockholders’ Equity:
Common stock, $0.0001 par value	14	14
Additional paid-in capital	2,929,519	2,856,572
Accumulated other comprehensive income (loss)	(41)	41
Accumulated deficit	(116,327)	(90,021)
Total stockholders’ equity	2,813,165	2,766,606
Total Liabilities and Stockholders’ Equity	$4,226,248	$4,082,145

Roku Q1 2022 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net income (loss)	$(26,306)	$76,296
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,486	9,605
Stock-based compensation expense	69,580	40,537
Amortization of right-of-use assets	11,143	6,458
Amortization of content assets	44,452	9,818
Provision for (recoveries of) doubtful accounts	1,013	(54)
Other items, net	(264)	31
Changes in operating assets and liabilities:
Accounts receivable	75,675	32,608
Inventories	(22,587)	12,649
Prepaid expenses and other current assets	(15,751)	(19,001)
Other non-current assets	(9,764)	(60,484)
Accounts payable	12,307	(18,857)
Accrued liabilities	(45,513)	29,052
Operating lease liabilities	(9,193)	(12,436)
Other long-term liabilities	(49)	548
Deferred revenue	5,569	(10,971)
Net cash provided by operating activities	101,798	95,799
Cash flows from investing activities:
Purchases of property and equipment	(14,764)	(3,717)
Acquisition of businesses, net of cash acquired	—	(102,804)
Net cash used in investing activities	(14,764)	(106,521)
Cash flows from financing activities:
Proceeds from equity issued under at-the-market offering, net of issuance costs	—	989,615
Repayments of borrowings	(1,250)	(1,250)
Proceeds from equity issued under incentive plans	3,352	6,705
Net cash provided by financing activities	2,102	995,070
Net increase in cash, cash equivalents and restricted cash	89,136	984,348
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(82)	—
Cash, cash equivalents and restricted cash —beginning of period	2,147,670	1,093,249
Cash, cash equivalents and restricted cash —end of period	$2,236,724	$2,077,597
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	2,235,092	2,077,514
Restricted cash, current	—	83
Restricted cash, non-current	1,632	—
Cash, cash equivalents and restricted cash —end of period	$2,236,724	$2,077,597

Roku Q1 2022 Shareholder Letter

	Three Months Ended
	March 31, 2022	March 31, 2021
Supplemental disclosures of cash flow information:
Cash paid for interest	$656	$647
Cash paid for income taxes	$511	$277
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$3,413	$2,860
Unpaid portion of acquisition-related expenses	$—	$1,595
Unpaid portion of at-the-market issuance costs	$—	$105

NON-GAAP INFORMATION (in thousands)
(unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(26,306)	$76,296
Other (income) expense, net	648	301
Stock-based compensation	69,580	40,537
Depreciation and amortization	11,486	9,605
Income tax expense (benefit)	2,168	(791)
Adjusted EBITDA	$57,576	$125,948
Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming ho

Roku Q1 2022 Shareholder Letter